Exhibit 10.15

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into by and between Ooma, Inc., (the “Company” or “Ooma”) and Namrata Sabharwal (“you”), effective as of the date last executed by the Company or you, whichever is later (the “Effective Date”).

RECITALS

WHEREAS, you and the Company previously entered into the Change in Control Agreement dated April 9, 2024 (the “Prior CIC Agreement”), which the parties desire to amend and restate in its entirety in accordance with the terms set forth in this Agreement; and

WHEREAS, you and the Company accordingly desire to enter into this Agreement on the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.
At-Will Employment. Nothing in this Agreement is intended to change the “at-will” nature of your current employment relationship with Ooma. This means that you are free to resign at any time with or without Cause or prior notice. Similarly, the Company is free to terminate our employment relationship with you at any time, with or without Cause or prior notice. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the CEO of the Company. In addition, your employment with the Company is subject to the Company’s general employment policies, many of which are described in the Company’s Employee Handbook.
2.
Rights Upon Termination. Except as expressly provided in Section 3, upon the termination of your employment, you shall only be entitled to: (i) all earned but unpaid salary, all accrued but unpaid vacation and all other earned but unpaid compensation or wages, (ii) any unreimbursed business expenses incurred by you on or before the termination date and which are reimbursable under the Company’s business expense reimbursement policies, which will be paid to you promptly following your submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, provided such receipts and documents are received by the Company within forty-five (45) days after the date of your termination, and (iii) such other compensation or benefits due to you under any Company-provided plans, policies, and arrangements or as otherwise required by law (collectively, the “Accrued Benefits”).
3.
Severance Benefits.
a.
Qualifying Termination in Connection with Change in Control. In the event a Change in Control occurs (as defined in the Company’s 2015 Equity Incentive Plan, as amended from time to time (the “Plan”)) and within three (3) months prior to or twelve (12) months following such Change in Control, either, (i) the Company (or any parent, subsidiary or successor of the Company) terminates your employment without Cause, or (ii) you terminate your employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason, then:
i.
You shall vest in 100% of any then outstanding and unvested Equity Awards. The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement. Notwithstanding anything stated herein or elsewhere to the contrary, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding Equity Awards at the time of a Change in Control, then 100% of the then-unvested shares subject to the Equity Awards shall fully vest and, if applicable, become exercisable, as of immediately prior to, and contingent upon, the consummation of such Change in Control, regardless of whether your employment with the Company (or any parent, subsidiary or successor of the Company) continues or terminates for any reason.
ii.
You will receive a severance payment equal to six (6) months of your then current base salary as in effect immediately prior to the date of such termination, which will be paid to you in a single lump-sum within thirty (30) days following the Release Deadline.
iii.
You will receive an amount equal to 50% of your target bonus as in effect for the year in which such termination occurs. For purposes of clarity, target bonus amounts will be paid at 50% of the target amount specified regardless of the level of performance achieved for the applicable performance period.
iv.
You will receive a taxable amount equal to six (6) months of your monthly premiums for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents (based on the coverage levels in effect immediately prior to your termination or resignation and based on the premium amount for the first month of COBRA coverage), which will be paid to you in a single lump-sum within thirty (30) days following the Release Deadline and will be made regardless of whether you elect or continue COBRA continuation coverage.

b.
Death; Disability. If the Company terminates your employment as a result of your Disability where you are no longer willing or able to continue performing services for the Company, or your employment terminates due to your death, then you (or your estate) will not be entitled to receive the severance or other benefits described in this Agreement except for the Accrued Benefits.
c.
Other Terminations; Termination for Cause. If your employment with the Company is terminated (i) by you or the Company other than in connection with a Change in Control as described in clause a. above, or (ii) for Cause by the Company, then you will not be entitled to receive severance or other benefits described in this Agreement except for the Accrued Benefits.
4.
Conditions to Receipt of Severance.
a.
Release of Claims Agreement. The receipt of any severance or other benefits described above will be subject to you signing and not revoking a general release of all claims in a form provided by the Company, and such release becoming effective and irrevocable no later than the sixtieth (60th) day following your termination (such deadline, the “Release Deadline”). No severance or other benefits will be paid or provided pursuant to this Agreement until the release becomes effective and irrevocable. If the release does not become effective and irrevocable by the Release Deadline, you will forfeit all rights to severance payments and benefits under this Agreement.
b.
Confidential Information Agreement and Other Requirements. Your receipt of any payments or benefits under Section 3 will be subject to your continued compliance with the terms of the Confidential Information and Inventions Assignment Agreement entered into by and between you and the Company, effective as of March 11, 2015, which you acknowledge and agree shall remain in full force and effect.
c.
Code Section 409A. For purposes of Section 409A of the Code, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Agreement is hereby designated as a separate payment. Further, (i) no severance or benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or benefits, are considered deferred compensation under Section 409A, will be paid or otherwise provided until you have had a “separation from service” within the meaning of Section 409A, (ii) no severance or benefits to be paid or provided to you, if any, pursuant to this Agreement that are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) will be paid or otherwise provided until you have had an “involuntary separation from service” within the meaning of Section 409A, and (iii) in the case of (i) and (ii), any reference in this Agreement to “termination” or “termination of employment” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. The parties intend that all payments and benefits provided or to be provided under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. The Company and you agree to work together in good faith to consider amendments to this Agreement, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A before payments or benefits are provided to you. Any severance payments or benefits made in connection with your termination under this Agreement and provided on or before the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your termination occurs or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your termination occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional payments or benefits provided in connection with your termination under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be provided no later than the last day of your second (2nd) taxable year following the taxable year in which your termination occurs). Notwithstanding the foregoing, if any of the payments or benefits provided in connection with your termination do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and you are, at the time of termination, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such payment or benefit will not be provided until the first regularly scheduled payroll date that occurs on or after the date six (6) months and one (1) day following your termination and, on such date (or, if earlier, another date that occurs as soon as practicable after death), you will receive all payments and benefits that would have been provided during such period in a single lump sum, if applicable. In addition, notwithstanding any other provision herein to the contrary, to the extent that any reimbursements or in-kind benefits under this Agreement or otherwise constitute non-exempt “nonqualified deferred compensation” within the meaning of Section 409A, then any such reimbursements and/or benefits (i) shall be made or provided promptly but no later than December 31st of the calendar year following the year in which the expense was incurred by you, (ii) shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, and (iii) shall not be subject to liquidation or exchange for another benefit.
5.
Limitation on Payments.
a.
In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your election, your severance benefits under Section 3 will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section will be made in writing by the Company’s outside legal counsel or independent public accountants or other firm selected by the Company (the “Firm”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.
b.
The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section. Any reduction made pursuant to this Section shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) noncash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall you have any discretion with respect to the ordering of payment reductions.
6.
Definition of Terms. Capitalized terms used in this Agreement but not otherwise defined herein have the meaning given them in the Plan. For the purposes of this Agreement:
a.
“Cause” means you are terminated by the Company for any of the following reasons:
i.
willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy;

ii.
commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;
iii.
unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or
iv.
your willful breach of any of your obligations under any written agreement or covenant with the Company.

The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding on you. The foregoing definition does not in any way limit the Company’s ability to terminate your employment or consulting relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent or affiliate, as appropriate.

b.
“Equity Award” means each then outstanding award relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).
c.
“Good Reason” means your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:
i.
a material reduction of your duties, authority or responsibilities with respect to the core aspects of your job, relative to such duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that the following shall not constitute Good Reason: (A) a reduction in such duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when such duties, authority and responsibility for the business of the Company remain materially the same following a Change in Control but such duties, authority and responsibility do not extend to the larger entity); or (B) a change in your reporting duties made on account of the Change in Control;
ii.
a 10% or more reduction in your then-current base salary or a 10% or more reduction in your base compensation (including base salary and bonus); or
iii.
the Company conditions your continued service with the Company on the relocation of your principal work location to a location that is more than twenty-five (25) miles from your current work location in Sunnyvale, California (or your then-current principal work location) and such relocation results in an increase in your one-way commuting distance from your home by twenty-five (25) miles or more.

In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide the benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day cure period, you may resign based on the Good Reason condition specified in the notice effective no later than ninety (90) days following the expiration of the thirty (30) day cure period.

7.
Other Agreements. To the extent the terms set forth herein differ from the terms set forth in any offer letter, employment agreement, stock option agreement or any other agreement, written or oral, that you previously entered into with the Company, including the Prior CIC Agreement, or that you enter into with the Company after the date of this Agreement (each, an “Other Agreement”), the terms of such Other Agreement are hereby superseded unless specifically provided otherwise in a written agreement entered into by and between you and the Company (with respect to Other Agreements entered into after the date of this Agreement, specific reference must be made to this Agreement in order to supersede the terms set forth herein). All other terms of each Other Agreement shall remain in full force and effect.
8.
Entire Agreement. Except as expressly set forth herein, the foregoing sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between you and the Company, the terms in this Agreement will prevail.
9.
Successors.
a.
Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any such successor to the Company’s business and/or assets.
b.
Your Successors. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.
Notice. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices will be addressed to you at the home address which you most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Secretary.
11.
Arbitration. You agree to continue to comply with and be bound by the Arbitration Agreement entered into by and between you and the Company dated February 13, 2026, as such agreement may be amended from time to time.
12.
Miscellaneous Provisions.
a.
Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
b.
Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
c.
Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and you.
d.
Taxes, Withholding and Required Deductions. All payments and, if applicable, benefits made pursuant to this Agreement will be subject to all applicable taxes, withholding of taxes, and any other required deductions.

To indicate your acceptance of this Agreement, please sign and date this Agreement and return one original copy to me. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Sincerely,		Agreed and Accepted:

/s/ Eric Stang		/s/ Namrata Sabharwal
Eric Stang, President and CEO		Namrata Sabharwal

Date:	3/23/2026	Date:	3/20/2026